Exhibit 10.13

January 14, 2010

By Hand Delivery

Mr. Robert Forrester

346 Gay Street

Westwood, MA 02090

Dear Robert:

As the parties have agreed, you separated from your employment with CombinatoRx, Incorporated (the “Company”) as its Executive Vice President and Chief Operating Officer and as a member of its Board of Directors, effective as of January 5, 2010 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements (the “Agreement”), as follows:

1. Final Salary, Vacation Pay and Pay in Lieu of Notice.

(a) You acknowledge that you have received a check constituting all salary due to you and unused vacation accrued through the Separation Date.

(b) No later than seven (7) days after the Effective Date of this Agreement, as defined in the last paragraph of Section 12, below, the Company shall pay to you the equivalent of 60 days of your gross Base Salary ($56,958.90) in lieu of notice of your termination other than for Cause.

2. Retention Bonus. In consideration of your acceptance of this Agreement and your continuing compliance with your obligations hereunder, the Company shall make a lump sum payment to you in the gross amount of $125,000 (the “Retention Bonus”) no later than seven (7) days after the Effective Date of this Agreement. Payment of the Retention Bonus shall constitute full satisfaction of the Company’s obligations under that certain Retention Bonus Agreement between you and the Company dated December 12, 2008.

3. Severance Benefits. In consideration of your acceptance of this Agreement and your continuing compliance with your obligations hereunder, the Company will provide you the following severance benefits:

(a) If you and your dependents are enrolled in the Company’s medical and dental plans on the Separation Date, subject to your and their eligibility to continue such participation under applicable law and plan terms, the Company will pay 100% of the premium cost of the continued participation of you and your dependents in such plans for a period of up to twenty-four (24) months from the Separation Date.

(b) All options that you hold to purchase shares of the Company’s common stock pursuant to the terms of the Company’s 2000 Stock Option Plan, as amended, or the 2004 Amended and Restated Incentive Plan (either being the “Plan”) that have not vested as of the Separation Date shall be deemed to have vested on the Separation Date and, subject to the terms of the applicable Plan and the relevant option agreements, you shall have until January 5, 2012 to exercise all or any portion of such options, provided that, in no event, may the exercise date extend beyond the original maximum term of the option. For avoidance of any doubt, you and the Company agree that options to purchase 294,751 shares of the Company’s common stock issued on December 21, 2009 shall vest as a result of this Section 3(b).

(c) Except as described in this Section 3 hereof, your participation in all other employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans, as amended from time to time. Among other things, you will not continue to earn vacation or other paid time off after the Separation Date. Any benefits payable to you under such employee benefit plans reflecting your period of participation therein shall be governed by the terms of such plans.

4. Withholding, Section 409A and Section 280G. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you. The Company has determined that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”). To the extent that any amounts paid to you under this Agreement may be considered to be “deferred compensation,” you understand and agree that, notwithstanding any contrary provision contained in this Agreement, such payments shall not be payable until the date that is the earlier of (a) six months and one day after the Separation Date, or (b) your death. Any payments delayed pursuant to this Section 4 shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Code, as amended, or any successor provision, for the month in which such payment otherwise would have been paid. In the event it is determined that any payment or benefit provided by the Company to or for your benefit, either under this Agreement or otherwise, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision (“section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to you. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make you whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of section 4999.

5. Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraphs 1, 2 and 3 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

6. Confidentiality and Non-Disparagement. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family, medical providers and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that you will not disparage or criticize the Company, its business, its Board of Directors management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation. The Company agrees that, through its officers and directors who are aware of the existence of this Agreement, it will not disparage or criticize you and will not otherwise do or say anything that could harm your interests or reputation.

7. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system without the prior consent of a corporate officer. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. Notwithstanding the foregoing, you and the Company agree that you may retain the laptop computer and wireless telephone that were most recently issued to you by the Company in connection with your employment, provided that the Company will first conduct necessary procedures to remove the Company’s information from those devices and further that you will assist the Company in the transfer of ownership of those devices to you in the ordinary course.

8. Mutual Release of Claims.

(a) In exchange for the pay and benefits provided to you under this Agreement, to which you would not otherwise be entitled absent your execution of this Agreement, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have against the Company, any of its Affiliates, and/or all persons related thereto, including, without limitation, any and all causes of action, rights or claims (collectively, “Claims”) in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, Mass. Gen. Laws Chapter 151B, or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. This is a general release of all of your legally waivable claims, including but not limited to all of your claims arising under the Employment Agreement or the Retention Letter.

(b) In exchange for the obligations assumed by you under this Agreement, the Company agrees that this Agreement shall be in complete and final settlement of any and all Claims, whether known or unknown, that it has against you, your heirs, executors, administrators, beneficiaries, personal representatives and assigns, provided, however, that (i) the Company does not release you from any Claims arising from any illegal conduct or from willful misconduct in which you engaged in bad faith; and (ii) this release shall not preclude the Company from asserting Claims which arise from your obligations under this Agreement.

(c) This mutual release does not include any claim which, as a matter of law, cannot be released by private agreement or that arises after the effective date of this Agreement. Nor does this release prohibit or bar either party from providing truthful testimony in any legal proceeding, or from cooperating with, or making truthful disclosures to any governmental agency charged with the enforcement of any employment laws. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, you agree to release and waive your right (if any) to any monetary damages or other recovery (including, without limitation, attorneys’ fees) as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.

9. Litigation and Regulatory Cooperation. You agree to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. You shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company pursuant to the Employment, Confidentiality and Non-Competition Agreement, dated as of February 23, 2004, as amended on December 15, 2008, (the “Employment Agreement”). You further agree that you shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against the Company or any of its directors, officers, shareholders or employees or that is undertaking any investigation or review of any of their activities or practices; provided, however, that you may participate in or otherwise assist in any investigation or inquiry conducted by the United States Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9.

10. Continuing Obligations to the Company. You acknowledge that you have continuing confidentiality obligations to the Company pursuant to the terms of Sections 6.2 and 6.3 of the Employment Agreement that survive notwithstanding the termination of your employment by the Company, except that the Company agrees to waive any restrictions with respect to “Concepts and Ideas” as defined in Section 6.1.1 of the Employment Agreement. You hereby acknowledge your continuing obligations under Sections 6.2 and 6.3 of the Employment Agreement with respect to confidential and proprietary information, and you agree to abide by them. The Company hereby agrees to waive any continuing non-competition or non-solicitation obligations that you may owe to the Company pursuant to Section 5 of the Employment Agreement. The Company similarly waives any continuing obligations that you may owe to the company under Section 6.1.1 of the Employment Agreement.

11. Consideration and Revocation Periods.

(a) You are advised to consult with an attorney before signing this Agreement. You understand that you may take up to twenty-one (21) calendar days from your receipt of this Agreement to consider whether or not you should execute this Agreement. You further understand that you are not required to take the entire twenty-one-day period to decide. Should you wish to execute this Agreement sooner, you may do so on an accelerated basis without prejudice to your own or the Company’s rights under this Agreement. Changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

(b) You understand that you have a right to revoke this Agreement to release your potential claims, if any, under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA claims”), within a period of seven (7) days after you sign the Agreement. If you elect to revoke your agreement to release your claims as provided above, you understand that your revocation must be in writing and hand-delivered or mailed to the person listed below. If your revocation is hand-delivered, it must be provided to the Company within the relevant time period set forth above; if your revocation is mailed, it must be postmarked within the relevant time period set forth above. If mailed, your revocation must be sent by certified mail, return receipt requested and addressed as follows:

Jason F. Cole, Esq.

Senior Vice President and General Counsel

CombinatoRx, Incorporated

245 First Street, 3rd Floor

Cambridge, MA 02142

If you exercise this right to revoke, the Company is released from any obligations under this Agreement.

12. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the following, which shall remain in full force and effect in accordance with their respective terms: (i) your continuing confidentiality obligations to the Company as set forth in Sections 6.2 and 6.3 of the Employment Agreement (as limited above), (ii) your and the Company’s rights and obligations under any plan or agreement with respect to the securities of the Company (including, without limitation, under any grant agreement or the Plan).

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(d) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the SVP, General Counsel of the

Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(e) The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, including those under paragraphs 6.2 and 6.3 of the Employment Agreement.

(h) This Agreement, including the release of claims set forth in paragraph 8(a) above, creates legally binding obligations and the Company therefore advises you to consider it carefully. In signing this Agreement, you give the Company assurance that you have been advised to consult with an attorney before signing this Agreement, that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to Jason Cole within twenty-one days of the date you receive it. If you do not revoke this Agreement then, on the first day following the expiration of that seven (7)-day period (the “Effective Date”), this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

COMBINATORX, INCORPORATED

By:	/s/ Jason F. Cole
Jason F. Cole
Senior Vice President and General Counsel

Accepted and agreed:

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Signature:	/s/ Robert Forrester
Robert Forrester

Date: January 14, 2010